Exhibit 5.1

April 29, 2020

Opinion of William F. Fry

MYR Group Inc.

1701 Golf Road, Suite 3-1012

Rolling Meadows, Illinois 60008-4210

Re:	MYR Group Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, Chief Legal Officer and Secretary of MYR Group Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the filing of a Registration Statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 600,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company issuable pursuant to the Company’s 2017 Long-Term Incentive Plan (As Amended and Rested as of April 23, 2020) (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock awards, restricted stock awards and other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and the applicable award agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ WILLIAM F. FRY
William F. Fry
Vice President, Chief Legal Officer and Secretary